                                                                    EXHIBIT 4.14

                      SIXTH AMENDMENT TO CREDIT AGREEMENT


     THIS SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of the ____ day of June, 2001 (this "Amendment"), is made among MATRIA HEALTHCARE, INC., a Delaware corporation ("Matria"), the Required Lenders (as defined in the Credit Agreement referred to below), and FIRST UNION NATIONAL BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").


                                    RECITALS

     A. Matria, certain banks and other financial institutions, the Administrative Agent, and Harris Trust and Savings Bank, as Co-Agent, are parties to a Credit Agreement, dated as of January 19, 1999 (as amended, the "Credit Agreement"), providing for the availability of certain credit facilities to Matria and certain other Borrowers upon the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

     B. Matria has requested that the Tranche B Lenders (as hereinafter defined) make available a term loan facility in the aggregate principal amount of $11,000,000, the proceeds of which will be used, together with proceeds from a Borrowing of Revolving Loans, to purchase from Gainor Medical Management, L.L.C., ("Gainor") 7,500 shares of Matria's Series A Preferred Stock and 15,000 shares of Matria's Series B Preferred Stock, pursuant to a Securities Purchase Agreement, dated as of May 10, 2001, by and among Matria, Gainor, Mark J. Gainor and SZ Investments, L.L.C. (as amended, modified or supplemented from time to time in accordance with the terms of the Credit Agreement, the "Gainor Securities Purchase Agreement"), all as more completely set forth therein (the "Gainor Securities Purchase"). The Tranche B Lenders have agreed to make such term loans, and the Required Lenders have agreed to amend the Credit Agreement to provide for such term loans and to make certain other amendments thereto, upon the terms and conditions set forth herein.


                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Amendments to Credit Agreement.

     1.1  Amended Defined Terms.

     (a) The definition of "Applicable Margin Percentage" in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

     "'Applicable Margin Percentage' shall mean, at any time, the applicable percentage (a) to be added to the Base Rate pursuant to SECTION 2.8 for purposes of determining the Adjusted Base Rate, (b) to be added to the IBOR Rate pursuant to SECTION 2.8 for purposes of determining the Adjusted IBOR Rate, and (c) to be added to the LIBOR Rate pursuant to SECTION 2.8 for purposes of determining the Adjusted LIBOR Rate, in each case as determined under the following matrices with reference to the Leverage Ratio and the applicable Class of Loan:

                    Tranche A Term Loans and Revolving Loans

                                                                                  Applicable Margin
                                                                                    Percentage for
                                                       Applicable Margin           Foreign Currency
                                                         Percentage for           Revolving Loans and
     Leverage Ratio                                     Base Rate Loans               LIBOR Loans
     --------------                                    -----------------          -------------------
   Greater than or equal to 3.0 to 1.0                      2.250%                      3.250%

Greater than or equal to 2.5 to 1.0 but less
              than 3.0 to 1.0                               2.000%                      3.000%

Greater than or equal to 2.0 to 1.0 but less
              than 2.5 to 1.0                               1.750%                      2.750%

Greater than or equal to 1.5 to 1.0 but less
              than 2.0 to 1.0                               1.500%                      2.500%

             Less than 1.5 to 1.0                           1.250%                      2.250%



                              Tranche B Term Loans


                                                       Applicable Margin           Applicable Margin
                                                         Percentage for             Percentage for
     Leverage Ratio                                     Base Rate Loans               LIBOR Loans
     --------------                                    -----------------           -------------------
   Greater than or equal to 3.0 to 1.0                      2.500%                      3.500%

Greater than or equal to 2.5 to 1.0 but less
              than 3.0 to 1.0                               2.250%                      3.250%

Greater than or equal to 2.0 to 1.0 but less
              than 2.5 to 1.0                               2.000%                      3.000%

Greater than or equal to 1.5 to 1.0 but less
              than 2.0 to 1.0                               1.750%                      2.750%

             Less than 1.5 to 1.0                           1.500%                      2.500%

     On each Adjustment Date (as hereinafter defined), the Applicable Margin Percentage for all Loans shall be adjusted effective as of such date (based upon the calculation of the Leverage Ratio as of the last day of the fiscal period to which such Adjustment Date relates) in accordance with the above matrices; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time Matria shall have failed to deliver the financial statements and a Compliance Certificate as required by
     SECTION 6.1(a) or SECTION 6.1(b), as the case may be, and SECTION 6.2(a), then at the election of the Required Lenders, at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered to the date on which the same shall have been delivered, each Applicable Margin Percentage shall be determined in accordance with the above matrices as if the Leverage Ratio were greater than or equal to 3.0:1.0 (notwithstanding the actual Leverage Ratio). For purposes of this definition, "Adjustment Date" shall mean, with respect to any fiscal period of Matria, the tenth (10th) day (or, if such day is not a Business Day, on the next succeeding Business Day) after delivery by Matria in accordance with SECTION 6.1(a) or SECTION 6.1(b), as the case may be, of (i) financial statements as of the end of and for such fiscal period and (ii) a duly completed Compliance Certificate with respect to such fiscal period. Until the first Adjustment Date occurring after the Sixth Amendment Effective Date, each Applicable Margin Percentage shall be determined in accordance with the above matrices based upon the Leverage Ratio as set forth in the Covenant Compliance Worksheet delivered with respect to the fiscal quarter ended March 31, 2001."

     (b) The definition of "Class" in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "'Class,' with respect to any Loan, shall mean and refer to whether such Loan is a Tranche A Term Loan, a Tranche B Term Loan, a Revolving Loan or a Swingline Loan, each of which constitutes a Class."

     (c) The definition of "Fee Letter" in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "'Fee Letter' shall mean the letter from First Union to Matria, dated December 21, 1998, as supplemented by letter from First Union to Matria dated June 13, 2001, relating to certain fees payable by Matria in respect of the transactions contemplated by this Agreement, as further amended, modified or supplemented from time to time."

     (d) The definition of "Loans" in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "'Loans' shall mean any or all of the Tranche A Term Loans, the Tranche B Term Loans, the Revolving Loans and the Swingline Loans, as the context may require."

     (e) The definition of "Notes" in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          " 'Notes' shall mean any or all of the Tranche A Term Notes, the Tranche B Term Notes, the Revolving Credit Notes and the Swingline Note, as the context may require."

     1.2  New Defined Terms.  The following defined terms are hereby added to
Section 1.1 of the Credit Agreement in proper alphabetical order:

          " 'Gainor Securities Purchase' shall have the meaning given to such term in the recitals to the Sixth Amendment."

          " 'Gainor Securities Purchase Agreement' shall have the meaning given to such term in the recitals to the Sixth Amendment."

          " 'Sixth Amendment' shall mean the Sixth Amendment to Credit
     Agreement, dated as of June   , 2001, among Matria, the Lenders party
     thereto, and the Administrative Agent."

          " 'Sixth Amendment Effective Date' shall mean the date upon which the conditions to the effectiveness of the Sixth Amendment set forth in SECTION 3 thereof are satisfied or waived in accordance with their terms."

          " 'Tranche A Maturity Date' shall mean, from and after the Sixth Amendment Effective Date, the 'Term Loan Maturity Date' (within the meaning of such term under the Credit Agreement immediately prior to giving effect to the Sixth Amendment)."

          " 'Tranche A Term Loans' shall mean, from and after the Sixth Amendment Effective Date, the 'Term Loans' (within the meaning of such term under the Credit Agreement immediately prior to giving effect to the Sixth Amendment)."

          " 'Tranche A Term Notes' shall mean, from and after the Sixth Amendment Effective Date, the 'Term Notes' (within the meaning of such term under the Credit Agreement immediately prior to giving effect to the Sixth Amendment)."

          " 'Tranche B Lender' shall mean any Lender having a Tranche B Term Loan Commitment and/or holding outstanding Tranche B Term Loans."

          " 'Tranche B Maturity Date' shall mean March 31, 2004."

          " 'Tranche B Term Loan Commitment' shall mean, with respect to any Tranche B Lender at any time, the amount set forth opposite such Lender's name on SCHEDULE A to the Sixth Amendment or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to SECTION 12.7(b) as such Lender's "Tranche B Term Loan Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof."

          "'Tranche B Term Loans' shall have the meaning given to such term in
     SECTION 2A.1."

          "'Tranche B Term Notes' shall mean the promissory notes of Matria in substantially the form of EXHIBIT B to the Sixth Amendment, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof."


     1.3 Tranche A Term Loans. Section 2.1(a) of the Credit Agreement is hereby amended by adding the following at the end thereof:

          "From and at all times after the Sixth Amendment Effective Date, all Term Loans outstanding on the Sixth Amendment Effective Date (but before giving effect to the Sixth Amendment and the making of the Tranche B Term Loans) shall, for all purposes of this Agreement and the other Credit Documents, automatically be deemed to constitute Tranche A Term Loans."

     1.4 Tranche A Term Notes.

     (a) Section 2.4(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "The Loans made by each Lender shall be evidenced (i) in the case of Tranche A Term Loans, by a Tranche A Term Note appropriately completed in substantially the form of EXHIBIT A-1, (ii) in the case of Tranche B Term Loans, by a Tranche B Term Note appropriately completed in substantially the form of EXHIBIT B to the Sixth Amendment, (iii) in the case of Dollar Revolving Loans, by a Dollar Revolving Credit Note appropriately completed in substantially the form of EXHIBIT A-2, (iv) in the case of Foreign Currency Revolving Loans, by a Foreign Currency Revolving Credit Note appropriately completed in substantially the form of EXHIBIT A-3, and (v) in the case of Swingline Loans, by a Swingline Note appropriately completed in substantially the form of EXHIBIT A-4. From and at all times after the Sixth Amendment Effective Date, all Term Notes outstanding on the Sixth Amendment Effective Date (but before giving effect to the Sixth Amendment and the making of the Tranche B Term Loans) shall, for all purposes of this Agreement and the other Credit Documents, automatically be deemed to constitute Tranche A Term Notes."

     (b) EXHIBIT A-1 to the Credit Agreement is hereby replaced in its entirety by EXHIBIT A hereto.

     1.5 Mandatory Prepayments. Clause (i) of Section 2.6(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(i) first, to reduce the outstanding principal amount of the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis, with such reduction to be applied to the scheduled principal payments on the Tranche A Term Loans and the Tranche B Term Loans (as set forth in SECTIONS 2.6(a) and

     2A.5(a), respectively) on a pro rata basis according to the amount of each such scheduled payment,"

     1.6 Voluntary Prepayments. The first sentence of Section 2.7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "Each prepayment of the Term Loans made pursuant to subsection (a) above shall be applied to reduce the outstanding principal amount of the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis, with such reduction to be applied to the scheduled principal payments on the Tranche A Term Loans and the Tranche B Term Loans (as set forth in SECTIONS 2.6(a) and 2A.5(a), respectively) on a pro rata basis according to the amount of each such scheduled payment."

     1.7  Interest Periods.

     (a) Clause (v) of Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(v) (1) no Interest Period may be selected with respect to the Tranche A Term Loans that would end after a scheduled date for repayment of principal of the Tranche A Term Loans occurring on or after the first day of such Interest Period unless, immediately after giving effect to such selection, the aggregate principal amount of Tranche A Term Loans that are Base Rate Loans or that have Interest Periods expiring on or before such principal repayment date equals or exceeds the principal amount required to be paid on such principal repayment date; and (2) no Interest Period may be selected with respect to the Tranche B Term Loans that would end after a scheduled date for repayment of principal of the Tranche B Term Loans occurring on or after the first day of such Interest Period unless, immediately after giving effect to such selection, the aggregate principal amount of Tranche B Term Loans that are Base Rate Loans or that have Interest Periods expiring on or before such principal repayment date equals or exceeds the principal amount required to be paid on such principal repayment date;"

     (b) Clause (vi) of Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(vi) the Borrower may not select any Interest Period that expires after (1) the Tranche A Maturity Date (with respect to LIBOR Loans that are Tranche A Term Loans), (2) the Tranche B Maturity Date (with respect to LIBOR Loans that are Tranche B Term Loans), or (3) the Revolving Credit Maturity Date (with respect to Fixed Rate Loans that are Revolving Loans); and"

     1.8 Use of Proceeds. Section 2.14(b) of the Credit Agreement is hereby amended by adding the following at the end thereof:

          "; provided that proceeds of Revolving Loans may be used to finance a portion of the purchase price of the Gainor Securities Purchase so long as, immediately after giving effect to the Borrowing of such Revolving Loans, the aggregate principal outstanding Dollar Amount of Revolving Loans does not exceed $40,000,000."

     1.9 Tranche B Term Loans. The following is hereby added as a new Article IIA to the Credit Agreement immediately after Section 2.18:

                                  "ARTICLE IIA

                              TRANCHE B TERM LOANS

          2A.1 Commitment. Each Tranche B Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a loan (each, a "Tranche B Term Loan," and collectively, the "Tranche B Term Loans") to Matria on the Sixth Amendment Effective Date in a principal amount not to exceed its Tranche B Term Loan Commitment. No Tranche B Term Loans shall be made at any time after the Sixth Amendment Effective Date. To the extent repaid, Tranche B Term Loans may not be reborrowed.

          2A.2  Borrowing.

          (a) In order to make the Borrowing of the Tranche B Term Loans, Matria will give the Administrative Agent an appropriately completed Notice of Borrowing not later than 11:00 a.m., Charlotte time, at least one Business Day prior thereto; provided, however, that such request may, at the discretion of the Administrative Agent, be given later than the time specified hereinabove; and provided further that (i) the aggregate principal amount of the Borrowing of the Tranche B Term Loans shall be in the amount of the aggregate Tranche B Term Loan Commitments and (ii) the Tranche B Term Loans shall be made initially as Base Rate Loans. Upon its receipt of the Notice of Borrowing, the Administrative Agent will promptly notify each Tranche B Lender of the proposed Borrowing.

          (b) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date (which shall be the Sixth Amendment Effective Date), each Tranche B Lender will make available to the Administrative Agent at its office referred to in SECTION 12.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Tranche B Term Loan to be made by such Lender. To the extent the Tranche B Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to Matria in accordance with SECTION 2.3(a) and in like funds as received by the Administrative Agent.

          2A.3   Tranche B Term Notes. Each Tranche B Term Note issued to a
     Tranche B Lender shall (i) be executed by Matria, (ii) be payable to the order of such Lender, (iii) be dated as of the Sixth Amendment Effective Date (or, in the case of a Tranche B Term Note issued after the Sixth Amendment Effective Date, dated the effective date of the applicable Assignment and Acceptance), (iv) be in a stated principal amount equal to such Lender's Tranche B Term Loan Commitment (or, in the case of a Tranche B Term Note issued after the Sixth Amendment Effective Date, in an amount equal to the unpaid principal amount of such Lender's Tranche B Term Loan), (v) bear interest in accordance with the provisions of SECTION 2.8, as the same may be applicable from time to time to the Tranche B Term Loan made by such Lender, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

          2A.4 Termination of Tranche B Term Loan Commitments. The Tranche B Term Loan Commitments shall be automatically and permanently terminated on the Sixth Amendment Effective Date (or, if earlier, on July 31, 2001), unless the Tranche B Term Loans have been made in full on or prior to such date.

          2A.5 Scheduled Repayments.
          (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, Matria will repay the aggregate outstanding principal of the Tranche B Term Loans in the amounts and on the dates set forth below:

          Date                               Payment Amount
          ----                               --------------
     October 1, 2001                           $  864,406
     January 1, 2002                           $  864,406
      April 1, 2002                            $  864,406
      July 1, 2002                             $  864,406
     October 1, 2002                           $  864,406
     January 1, 2003                           $  864,407
      April 1, 2003                            $  864,407
      July 1, 2003                             $1,237,289
     October 1, 2003                           $1,237,289
     January 1, 2004                           $1,237,289
     March 31, 2004                            $1,237,289

          (b) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Tranche B Term Loans shall be due and payable in full on the Tranche B Maturity Date.

          2A.6 Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used solely to finance all or a portion of the purchase price of the Gainor Securities Purchase."

 1.10 Leverage Ratio. Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "7.1    Leverage Ratio. Matria will not permit the Leverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2001, to be greater than 2.75 : 1.0."

     1.11 Senior Leverage Ratio. Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "7.2    Senior Leverage Ratio. Matria will not permit the Senior
     Leverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2001, to be greater than 2.35 : 1.0."

     1.12 Restricted Payments. Clause (iv) of Section 8.6(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(iv)    Matria (A) may consummate the Gainor Securities Purchase and
     (B) may additionally redeem (y) shares of the Series A Preferred Stock pursuant to the provisions of paragraph 6(b) of paragraph A of the Certificate of Designations for the Series A Preferred Stock or (z) shares of the Series B Preferred Stock pursuant to the provisions of paragraph 6(b) of paragraph A of the Certificate of Designations for the Series B Preferred Stock, but in either case under this clause (B) only so long as
     (1) not less than thirty (30) days prior to the proposed redemption date, the Administrative Agent shall have received written notice from Matria stating that an event has occurred that requires such redemption and describing such event, and (2) the Required Lenders (or the Administrative Agent on their behalf) shall have delivered to Matria a written instrument consenting to their sole discretion to the event giving rise to such redemption requirement and waiving any rights under this Agreement arising therefrom;

     1.13 General. Notwithstanding the revised definitions of "Tranche A Maturity Date" and "Tranche A Term Loans" set forth in Section 1.2 above:

     (a) The references to "Term Loan Maturity Date" in Section 12.6(a) and 12.7(d) of the Credit Agreement shall be deemed references to either or both the Tranche A Maturity Date and the Tranche B Maturity Date, as the context requires; and

     (b) The references to "Term Loans" in the definition of "Consolidated Fixed Charges" and in Sections 2.2(a)(i), 2.3(b), 2.5(b), 2.6(h) (second sentence), 2.7(a), 2.10(opening paragraph), 12.7(a) and 12.7(c) shall be deemed references to either or both the Tranche A Term Loans and the Tranche B Term Loans, as the context requires.

     2. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment and to induce the Tranche B Lenders to make the Tranche B Term Loans, Matria represents and warrants to the Administrative Agent and the Lenders as follows:

     (a) Organization and Power. Each of Matria and its Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full corporate or limited liability company power and authority to execute, deliver and perform this Amendment and the other Credit Documents contemplated thereby (collectively, the "Sixth Amendment Credit Documents") to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (b) Authorization; Enforceability. Each of Matria and its Subsidiaries has taken, or on the Sixth Amendment Effective Date will have taken, all necessary corporate or limited liability company action to execute, deliver and perform each of the Sixth Amendment Credit Documents to which it is or will be a party, and has, or on the Sixth Amendment Effective Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Sixth Amendment Credit Documents to which it is or will be a party. Each of the Credit Agreement (after giving effect to this Amendment) and this Amendment constitutes, and each of the other Sixth Amendment Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of Matria and its Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

     (c) No Violation. The execution, delivery and performance by each of Matria and its Subsidiaries of this Amendment and each of the other Sixth Amendment Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or organization, bylaws or operating agreement or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, (iii) result in a Limitation on any Licenses applicable to the business, operations or properties of Matria or any of its Subsidiaries or adversely affect the ability of Matria or any of its Subsidiaries to participate in any Third Party Payor Arrangement, of (iv) except for the Liens granted in favor of the Administrative Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties or assets.

     (d) Governmental and Third-Party Authorization. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of Matria and its Subsidiaries of this Amendment or any of the other Sixth Amendment Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof.

     (e) Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of Matria, threatened, at law, in equity or in arbitration, before any court, other

Governmental Authority or other Person, (i) against or affecting Matria, any of its Subsidiaries or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) with respect to this Amendment or any of the other Credit Documents.

     (f) Subsidiaries. SCHEDULE B sets forth a list, as of the Sixth Amendment Effective Date, of all of the Subsidiaries of Matria and, as to each such Subsidiary, the percentage ownership (direct and indirect) of Matria in each class of its capital stock and each direct owner thereof, and separately identifies each such Subsidiary that is an Inactive Subsidiary. Except for the shares of capital stock expressly indicated on SCHEDULE B, there are no shares of capital stock, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of Matria outstanding or reserved for any purpose. All outstanding shares of capital stock of each Subsidiary of Matria are duly and validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE B, as of the Sixth Amendment Effective Date, neither Matria nor any Subsidiary is engaged in any joint venture, partnership or similar arrangement with any other Person. As of the Sixth Amendment Effective Date, the aggregate face amount of all accounts receivable owned by Inactive Subsidiaries does not exceed $500,000.

     (g) Solvency. Each of Matria and its Subsidiaries, after giving effect to the consummation of the transactions contemplated by this Amendment, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

     (h) No Material Adverse Change. There has been no Material Adverse Change since December 31, 2000, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

     (i) Other Representations and Warranties. Each of the representations and warranties contained in the Credit Agreement and in the other Credit Documents is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date).


     (j) No Default. No Default or Event of Default has occurred and is continuing.

     3. Conditions of Effectiveness, Borrowing. The effectiveness of this Amendment and the obligation of each Tranche B Lender to make Tranche B Term Loans on the Sixth Amendment Effective Date are subject to the satisfaction of the following conditions precedent:

     (a) The Administrative Agent shall have received the following, each dated as of the Sixth Amendment Effective Date (unless otherwise specified):

               (i) a Tranche B Term Note for each Tranche B Lender, in the amount of such Lender's Tranche B Term Loan Commitment, duly completed in accordance with the relevant provisions of SECTION 2A.3 of the Credit Agreement and executed by Matria;

               (ii) a Confirmation of Credit Documents, in substantially the form of EXHIBIT C hereto, duly completed and executed by Matria and each of its Domestic Subsidiaries (other than Foreign Subsidiaries and Inactive Subsidiaries, but including Q Liquidation Corp.("QLC")); and

               (iii) the favorable opinions of (A) Troutman Sanders LLP, special counsel to Matria, and (B) Roberta L. McCaw, general counsel of Matria, in each case addressed to the Administrative Agent and the Lenders, addressing such matters as the Administrative Agent or any Lender may reasonably request and in form and substance satisfactory to the Administrative Agent and each Lender.

     (b) The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of Matria, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of Matria contained in this Amendment and the other Credit Documents are true and correct as of the Sixth Amendment Effective Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the Loans on the Sixth Amendment Effective Date and the application of the proceeds thereof, (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the Loans on the Sixth Amendment Effective Date and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby, the making of the Loans on the Sixth Amendment Effective Date and the application of the proceeds thereof, no Material Adverse Change has occurred since December 31, 2000, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change, and (iv) all conditions to the effectiveness of this Amendment, and to the extensions of credit hereunder and under the Credit Agreement on the Sixth Amendment Effective Date, set forth in this Section and in SECTION 4.2 of the Credit Agreement have been satisfied or waived as required hereunder and thereunder.

     (c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each of Matria and its Subsidiaries (other than Foreign Subsidiaries and Inactive Subsidiaries, but including QLC), in form and substance satisfactory to the Administrative Agent, certifying as follows:

               (i) in the case of Matria, (x) that attached thereto is a true and complete copy of its certificate of incorporation and all amendments thereto, certified as of a recent date by the Secretary of State of Delaware, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of its bylaws as then in effect and as in effect at all times from the date on which the resolutions referred to in clause
          (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by its board of directors authorizing the execution, delivery and performance of this Amendment and the other Sixth Amendment Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of Matria executing this Amendment or any of such other Credit Documents, and attaching all such copies of the documents described above; and

               (ii) in the case of each such Subsidiary of Matria, (x) that since the Closing Date, there has been no amendment to or restatement of its articles of certificate of incorporation or organization as certified and delivered to the Administrative Agent on the Closing Date, (ii) that since the Closing Date, there has been no amendment to its bylaws or operating agreement as certified and delivered to the Administrative Agent on the Closing Date, and (iii) that attached thereto is a true and complete copy of resolutions adopted by its board of directors (or the board of directors of its managing member), as the case may be, authorizing the execution, delivery and performance of the Sixth Amendment Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Subsidiary (or its managing member), as the case may be, executing any of such Credit Documents, and attaching a copy of such resolutions.

     (d) The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing of each of Matria and its Subsidiaries (other than Foreign Subsidiaries and Inactive Subsidiaries, but including QLC) under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of Matria to conduct business as a foreign corporation in the State of Georgia, from the Secretary of State of Georgia.

     (e) All aspects of the structure and documentation of the Gainor Securities Purchase (including the Gainor Securities Purchase Agreement), all legal matters and documentation relating to the credit facilities provided for hereby, and all corporate or other proceedings incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Administrative Agent.

     (f) All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Amendment and the other Sixth Amendment Credit Documents and the consummation of the transactions contemplated hereby shall have been obtained, without the imposition of conditions that are not acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Amendment, any of the other Credit Documents or the consummation of the transactions contemplated hereby, or that, in the opinion of the Administrative Agent, could reasonably be expected to have a Material Adverse Effect.

     (g) Since the date thereof, the Gainor Securities Purchase Agreement shall not have been amended, modified or supplemented, nor any condition or provision thereof waived, other than as approved by the Administrative Agent and shall be in full force and effect; Matria shall have duly complied with and performed all of its agreements and conditions set forth in the Gainor Securities Purchase Agreement required to be complied with or performed by it on or prior to the closing date thereunder (unless such compliance is waived or deferred by the parties thereto and approved by the Administrative Agent); and the Administrative Agent shall have received evidence satisfactory to it that, concurrently with the making of the Loans hereunder on the Sixth Amendment Effective Date, the Gainor Securities Purchase shall be consummated in accordance with the terms of the Gainor Securities Purchase Agreement and in compliance with all applicable Requirements of Law.

     (h) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions (including, without limitation, the filing of duly completed and executed UCC-1 financing statements in each jurisdiction listed on Annex A to the Security Agreement) necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents (including in compliance with Revised Article 9 of the Uniform Commercial Code, whether or not then effective in all applicable jurisdictions) shall have been completed, or arrangements satisfactory to the Administrative Agent for the completion thereof shall have been made.

     (i) Since December 31, 2000, both immediately before and after giving effect to the consummation of the transactions contemplated by this Amendment, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

     (j) Matria shall have paid all fees and expenses of the Administrative Agent, the Arranger and the Lenders required hereunder, under the Fee Letter or under any other Credit Document to be paid on or prior to the Sixth Amendment Effective Date (including fees and expenses of counsel) in connection with this Amendment and the transactions contemplated hereby.

     (k) The Administrative Agent shall have received certificates of insurance evidencing the insurance coverages required under the Security Agreement and naming the Administrative Agent as loss payee or additional insured, as its interests may appear.

     (l) The Administrative Agent shall have received written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the Loans to be made on the Sixth Amendment Effective Date.

     (m) The conditions precedent to the making of the Loans on the Sixth Amendment Effective Date set forth in SECTION 4.2 of the Credit Agreement shall have been satisfied or waived as required thereunder.

     (n) The Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

     4. Tranche A Term Notes. In the event that any portion of the Tranche A Term Loans remains outstanding on July 15, 2001, Matria will thereupon execute and deliver to each Lender holding outstanding Tranche A Term Loans a new Tranche A Term Note appropriately completed in substantially the form of EXHIBIT A hereto.

     5. Effect of Amendment. From and after the date hereof, all references to the Credit Agreement set forth in any other Credit Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

     6. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Georgia (without regard to the conflicts of law provisions thereof).

     7. Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

     8. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     9. Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

     10. Counterparts. This Amendment may be executed in any number of counter-parts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.


                                        /s/ MATRIA HEALTHCARE, INC.



                                        /s/ FIRST UNION NATIONAL BANK, as
                                            Administrative Agent and as Lender



                                        /s/ HARRIS TRUST AND SAVINGS BANK,
                                            as Co-Agent and as Lender



                                       /s/ BANKERS TRUST COMPANY



                                        /s/ FINOVA CAPITAL CORPORATION



                             (signatures continued)

                                           /s/ LASALLE BANK NATIONAL ASSOCIATION

                                   Schedule A

                        Tranche B Term Loan Commitments


First Union National Bank               $5,500,000.00

Harris Trust and Savings Bank           $5,500,000.00

                                   Exhibit A


                                  EXHIBIT A-1

                              Borrower's Taxpayer Identification No. 58-2205984

                                    FORM OF
                              TRANCHE A TERM NOTE

$__________                                                   ___________,20___
                                                      Charlotte, North Carolina


     FOR VALUE RECEIVED, MATRIA HEALTHCARE, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of

     ______________________________ (the "Lender"), at the offices of First
Union National Bank (the "Administrative Agent") located at One First Union Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of January 19, 1999 (as amended, modified or supplemented from time to time, the "Credit Agreement"), among the Borrower, the other borrowers from time to time parties thereto, the Lenders from time to time parties thereto, and First Union National Bank, as Administrative Agent, the principal sum of

     ______________________________ DOLLARS ($_________), under the terms and conditions of this promissory note (this "Tranche A Term Note") and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also unconditionally promises to pay interest on the aggregate unpaid principal amount of this Tranche A Term Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

     This Tranche A Term Note is one of a series of Tranche A Term Notes referred to in the Credit Agreement and is issued to evidence the Tranche A Term Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Tranche A Term Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Tranche A Term Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Tranche A Term Note. This Tranche A Term
Note is hereby substituted for and replaces, as to the Lender, the Term Note dated _____________ from the Borrower to the Lender in the original principal amount of

$__________ (the "Replaced Note"); provided, however, that the Borrower acknowledges and agrees that, except as expressly provided by the terms of this Tranche A Term Note (including the original principal amount hereof), the substitution for and replacement of the Replaced Note by this Tranche A Term Note shall not extinguish, discharge, operate as a novation of, or otherwise affect any of the Borrower's obligations to the Lender under the Credit Agreement, whether or not evidenced by the Replaced Note, including, without limitation, the Borrower's obligation to pay interest accrued prior to the date hereof under the Replaced Note.

     In the event of an acceleration of the maturity of this Tranche A Term Note, this Tranche A Term Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     In the event this Tranche A Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees to the extent actually incurred.

     This Tranche A Term Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of Georgia. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Cobb County, Georgia and in Fulton County, Georgia, although the Lender shall not be limited to bringing an action in such courts.

     In WITNESS WHEREOF, the Borrower has caused this Tranche A Term Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

                                   MATRIA HEALTHCARE, INC.


                                   By: __________________________________

                                   Title: _______________________________

                                   Exhibit B


               Borrower's Taxpayer Identification No. 58-2205984

                                    FORM OF
                              TRANCHE B TERM NOTE


$ ____________                                           _________________, 20__
                                                       Charlotte, North Carolina


     FOR VALUE RECEIVED, MATRIA HEALTHCARE, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of


     __________________ (the "Lender"), at the offices of First Union National Bank (the "Administrative Agent") located at One First Union Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of January 19, 1999 (as amended, modified or supplemented from time to time, the "Credit Agreement"), among the Borrower, the other borrowers from time to time parties thereto, the Lenders from time to time parties thereto, and First Union National Bank, as Administrative Agent, the principal sum of


     __________________ DOLLARS ($ __________), under the terms and conditions of this promissory note (this "Tranche B Term Note") and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also unconditionally promises to pay interest on the aggregate unpaid principal amount of this Tranche B Term Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

     This Tranche B Term Note is one of a series of Tranche B Term Notes referred to in the Credit Agreement and is issued to evidence the Tranche B Term Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Tranche B Term Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Tranche B Term Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Tranche B Term Note.

     In the event of an acceleration of the maturity of this Tranche B Term Note, this Tranche B Term Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     In the event this Tranche B Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees to the extent actually incurred.

     This Tranche B Term Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of Georgia. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Cobb County, Georgia and in Fulton County, Georgia, although the Lender shall not be limited to bringing an action in such courts.

     IN WITNESS WHEREOF, the Borrower has caused this Tranche B Term Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

                                   MATRIA HEALTHCARE, INC.


                                   By: ___________________________________

                                   Title: ________________________________